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                                                                    EXHIBIT 12.1




Bell Sports Corp.
Computation of Earnings to Fixed Charges
($ in thousands)
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
                                                                                                           FY98
                                                              FY94    FY95      FY96      FY97    FY98 Pro forma    Q1 99   Q1 98
                                                           ----------------------------------------------------------------------
Net income (loss) before income taxes                       16,939  (5,335)  (20,625)  (21,151) 13,896     (387)  (11,813)  1,028
Add:
Net interest expense including amortization of debt expense  3,362   5,266     9,824     8,622   6,115   18,379     2,863   1,517
                                                            ---------------------------------------------------------------------
Total earnings                                              20,301     (69)  (10,801)  (12,529) 20,011   17,992    (8,950)  2,545
                                                            =====================================================================

Fixed charges:
Net interest expense including amortization of debt expense  3,362   5,266     9,824     8,622   6,115   18,379     2,863   1,517
                                                            =====================================================================

Ratio of earnings to fixed charges                             6.0                                 3.3      1.0               1.7
Amount insufficient to cover fixed charges                          (5,335)  (20,625)  (21,151)                   (11,813)
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